SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***]. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.7

Execution Copy

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (“Agreement”) is entered into and effective as of 7th November 2014 (the “Effective Date”), by and between EMMANUELLE MARIE CHARPENTIER, an individual residing at Böcklerstrasse 18, 38102 Braunschweig, Germany (“Ms Charpentier”), THE UNIVERSITY OF VIENNA, having a principal place of business at Universitätsring 1, 1010 Vienna, Austria (“Vienna”), and Ines Fonfara, an individual residing at Helmstedter Strasse 144, 38102 Braunschweig, Germany (“Ms Fonfara”) (collectively “Assignor”), and CRISPR THERAPEUTICS AG, a company organized under the laws of Switzerland having a principal place of business at Aeschenvorstadt 36, CH-4051 Basel, Switzerland (“Assignee”).

BACKGROUND

WHEREAS, Assignee desires to obtain from Assignor, and Assignor desires to grant to Assignee, an assignment of the Patent Rights (defined below) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. DEFINITIONS

1.1 “Affiliate” shall mean:

(a) any business entity which controls, is controlled by, or is under common control with Assignee; and for this purpose, a business entity shall be deemed to “control” another business entity, if it owns, directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity having the power to vote on or direct the affairs of such business entity; or

(b) any business entity that Assignee, at Assignee’s sole option and upon written notice to Assignor, designates as an “Affiliate” for purposes of this Agreement, provided that, as of the date of such designation:

(i) Assignee has granted a sublicence to such entity under its licence from Ms Charpentier dated 15 April 2014; and

(ii) Ms Charpentier is the holder of […***…] percent or more of the equity securities of such business entity on a fully-diluted and as-converted basis.

1.2 “Affiliated Licensee” shall mean any Affiliate to which Assignee or its Affiliate directly or indirectly (i.e., through multiple tiers of license) grants a license under any or all of the Patent Rights. For purposes of clarification, if, at any time after the grant of a license to an entity that is an Affiliate at the time of such grant, such entity ceases to be an Affiliate within the meaning of Section 1.1(a) or Section 1.1(b) (as applicable), such entity shall nevertheless continue to be considered an “Affiliated Licensee” (and shall not be considered a “Third Party Licensee”) for purposes of this Agreement, including, without limitation, Article 3 hereof.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.3 “Confidential Information” shall have the meaning provided in Section 7.1.

1.4 “Human Therapeutic Product” means a Product for the treatment or prevention of any disease, disorder or condition in humans (including, without limitation, any such Product comprising human or animal cells for transplantation into a human to replace or repair damaged tissue).

1.5 “Investigational New Drug Application” means an investigational new drug application made to the U.S. Food and Drug Administration (“FDA”), or an equivalent application made in any other country.

1.6 “Licensee” shall mean an Affiliated Licensee and/or Third Party Licensee, as applicable.

1.7 “Licensing Revenues” shall mean all amounts received by Assignee or any of its Affiliated Licensees from any Third Party Licensee in consideration of the grant by Assignee or its Affiliated Licensee of a license under any or all of the Patent Rights, including, […***…], and any other payments with respect to such license; but excluding:

[…***…].

[…***…]

1.8 “Net Sales” shall mean the gross amounts invoiced by Assignee and its Licensees to Third Parties (other than Third Party Licensees) from sales of Products, less the following items, to the extent allocable to such Products and either included in the invoice, or otherwise actually granted, allowed, taken or incurred (if not previously deducted from the amount invoiced): […***…].

[…***…]

1.9 “Other Product” means any Product which is not a Human Therapeutic Product.

1.10 “Patent Application” shall mean U.S. Patent Application No. 61/905,835, filed on November 18, 2013.

1.11 “Patent Rights” shall mean the Patent Application; any and all patent applications that claim priority to the Patent Application, including, without limitation, continuations, continuations-in-part (but only to the extent the claims of any such continuation-in-part are specifically directed to subject matter disclosed in the specifications in, and entitled to the priority date of, the parent application), divisional applications and substitute applications; any and all patents issuing on any of the foregoing patent applications, including registrations, renewals, reexaminations, reissues, extensions, term restorations and supplementary protection certificates; and any and all foreign counterparts of any of the foregoing; in each case, whether now existing or hereafter filed or issued.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.12 “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or its successor regulation), regardless of where such trial is conducted.

1.13 “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or its successor regulation), regardless of where such trial is conducted.

1.14 “Product” shall mean any product which:

(a) contains or incorporates any product, the manufacture, use, sale or importation of which in a country would, in the absence of the assignment of the Patent Rights under this Agreement (or a license granted thereunder, as applicable), infringe a Valid Claim of the Patent Rights in such country; or

(b) uses any process or method, the use or practice of which in a country would, in the absence of the assignment of the Patent Rights under this Agreement (or a license granted thereunder, as applicable), infringe a Valid Claim of the Patent Rights in such country.

1.15 “Regulatory Approval” means with respect to any Human Therapeutic Product in any regulatory jurisdiction, approval from the applicable regulatory authority sufficient for the manufacture, distribution, use and sale of the Human Therapeutic Product in such regulatory jurisdiction in accordance with applicable laws (including any necessary pricing and reimbursement approvals required for sale).

1.16 “Revenue-Sharing Payments” shall have the meaning provided in Section 4.1.

1.17 “Term” shall have the meaning provided in Section 8.1.

1.18 “Third Party” shall mean any entity other than Assignor, Assignee and any Affiliate.

1.19 “Third Party Licensee” shall mean any Third Party to which Assignee or its Affiliated Licensee has directly or indirectly (i.e., through multiple tiers of sublicense) granted a license under any or all of the Patent Rights. For clarification, a Third Party service provider that has the right to make, have made, use or sell Products solely on behalf of Assignee or its Affiliated Licensee and not for its own account shall not be considered a Third Party Licensee.

1.20 “Valid Claim” shall mean a claim contained in: (a) an issued and unexpired patent which has not been held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise; or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than […***…].

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2. ASSIGNMENT

2.1 Pursuant to and for the consideration set out in Section 3 below, Assignor hereby assigns to Assignee, absolutely with full title guarantee, all right, title and interest in and to the Patent Rights, and in and to all and any inventions claimed in the Patent Application, including:

(a) in respect of any and each application in the Patent Rights:

(i) the right to claim priority from and to prosecute and obtain grant of patent; and

(ii) the right to file divisional applications based thereon and to prosecute and obtain grant of patent on each and any such divisional application;

(b) in respect of each and any invention disclosed in the Patent Rights, the right to file an application, claim priority from such application, and prosecute and obtain grant of patent or similar protection in or in respect of any country or territory in the world;

(c) the right to extend to or register in or in respect of any country or territory in the world each and any of the Patent Rights, and each and any of the applications comprised in the Patent Rights or filed as aforesaid, and to extend to or register in, or in respect of, any country or territory in the world any patent or like protection granted on any of such applications;

(d) the absolute entitlement to any patents granted pursuant to any of the applications comprised in the Patent Rights or filed as aforesaid; and

(e) the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership, of any of the Patent Rights or any patents granted on any of the applications in the Patent Rights or filed as aforesaid, whether occurring before on or after the date of this agreement, at its own expense and by counsel of its own choice.

2.2 For avoidance of doubt, the Assignment does not relate to any rights in US patent applications 61/652,086, 61/716,256, 61/757,640, 61/765,576, 13/842,859 or any patents claiming priority from those applications.

2.3 Diligence; Progress Reports.

(a) Assignee shall use commercially reasonable efforts and due diligence, itself and/or through one or more Licensees, to develop, and to obtain regulatory approval to market, at least one Product, as promptly as is reasonably and commercially feasible.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Without limiting the generality of the foregoing, Assignee, itself and/or through one or more Affiliated Licensees, shall:

(i) use commercially reasonable efforts to commercially exploit the Patent Rights (including, without limitation, by licensing); and

(ii) use commercially reasonable efforts to file, or cause to be filed, an Investigational New Drug Application for a Human Therapeutic Product within seven years after the Effective Date.

(b) Assignee shall keep Assignor informed as to progress with respect to the development of Products (whether by Assignee or its Licensees), including, without limitation, the conduct of clinical trials, regulatory submissions and approvals, manufacturing arrangements, marketing activities and sublicensing, and shall deliver to Assignor a written annual report summarizing such progress by January 31 of each year, beginning January 31, 2016. For clarification, Assignee’s reporting obligations under this Section 2.3(b) are in addition to Assignee’s reporting obligations under Section 4.1. The contents of Assignee’s progress reports to Assignor shall be deemed to be Assignee’s Confidential Information.

2.4 Reservation of Rights. Assignor reserves the non-transferable right, without the right to license or sublicense, to use the Patent Rights for its own non-commercial, educational and research purposes and in research collaborations with academic or non-profit partners.

3. PAYMENTS

3.1 Signature Payment. Within […***…] of the Effective Date, Assignee shall pay to Assignor a non-creditable, non-refundable, one-time fee of €[…***…].

3.2 Milestone Payments. Within […***…] after the first achievement by Assignee or a Licensee of each of the following milestone events by the first Human Therapeutic Product, Assignee shall provide written notice to Assignor of the occurrence of such event. Where the milestone event is achieved by Assignee, Assignee shall pay to Assignor the corresponding milestone payment set forth below. Where the milestone event is achieved by a Licensee, Assignee shall pay to Assignor the difference between the corresponding payment set forth below and the amount payable by Assignee to Assignor in accordance with Section 3.5 below as a result of Assignee’s receipt of any milestone payment from the Licensee for the achievement of that milestone event, if the amount payable under Section 3.5 is lower.

Milestone Event	Payment
Filing of an Investigational New Drug Application	€	[…***…]
Enrollment of the first patient into a Phase 2 Trial	€	[…***…]
Enrollment of the first patient into a Phase 3 Trial	€	[…***…]
Regulatory Approval by the U.S. FDA	€	[…***…]
Regulatory Approval by the European Medicines Agency	€	[…***…]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Each of the foregoing milestone payments shall be payable only one time (regardless of the number of Human Therapeutic Products developed and the number of times the first Human Therapeutic Product achieves such milestone).

3.3 Minimum Annual Royalty. For the period comprising the first four calendar quarters commencing after the Effective Date and for each subsequent period comprising the first four calendar quarters commencing after every anniversary of the Effective Date during the Term, Assignee shall pay to Assignor a minimum annual royalty payment of €[…***…]provided that Assignee may deduct from such minimum annual royalty payment any royalty payments paid to Assignor pursuant to Section 3.4 on sales in such four calendar quarters. Each minimum annual royalty payment, to the extent not reduced to zero by the deductions above shall be due and payable within […***…] after the end of the fourth calendar quarter for each period, together with any royalty due pursuant to Section 3.4 on sales in the fourth calendar quarter.

3.4 Royalties. Assignee shall pay to Assignor a royalty equal to:

(a) […***…] of Net Sales of Other Products by Assignee and its Affiliates and Licensees, provided that, solely in respect of Net Sales made by a Third Party Licensee, if the royalty rate at which such Third Party Licensee is obligated to pay royalties to Assignee or an Affiliated Licensee (as applicable) is less than […***…], then, in lieu of paying a […***…] royalty Assignee shall pay […***…] of the royalty payments that Assignee or its Affiliated Licensee (as applicable) receives from such Third Party Licensee.

(b) […***…] of Net Sales of Human Therapeutic Products by Assignee and its Affiliates and Licensees until such time as annual Net Sales first exceeds […***…], and […***…] on Net Sales thereafter. For the avoidance of doubt, for the year in which Net Sales first exceeds […***…], the Assignee shall pay a royalty of […***…] on the first […***…], and […***…] on the remaining Net Sales during that year.

Only one royalty payment shall be due under this Agreement with respect to a sale of a Product, regardless of the number of Valid Claims covering such Product. Royalties will be payable on a Product-by-Product and country-by-country basis from the date of first commercial sale of a Product in a country until the expiration of the last-to-expire Valid Claim of the Patent Rights covering such Product in that country.

3.5 Sharing of Licensing Revenues. Assignee shall pay to Assignor […***…] of Licensing Revenues. Payments under this Section 3.5 with respect to Licensing Revenues received under a license agreement with a given Third Party Licensee shall be payable until the expiration of the last-to-expire Valid Claim of the Patent Rights in all countries in which the license under such Patent Rights has been granted.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.6 Payment by Affiliated Licensees. At Assignee’s option, any license agreement between Assignee and an Affiliated Licensee may provide for such Affiliated Licensee to pay directly to Assignor: (a) milestone payments in the amounts specified in Section 3.2 with respect to the achievement of the corresponding milestone events set forth in Section 3.2 by Human Therapeutic Products developed by or on behalf of such Affiliated Licensee; (b) royalties on Net Sales by such Affiliated Licensee (and its sublicensees) of Products at the rate set forth in Section 3.4; and (c) […***…] of the total Licensing Revenues received by such Affiliated Licensee; in each case, provided that Assignee shall remain responsible and liable to Assignor for compliance with Assignee’s obligations under Sections 3.2, 3.4 and 3.5, respectively, with respect to such Affiliated Licensee.

3.7 Credit for Third Party Royalties. If Assignee or a Licensee is required to obtain a license under patent rights of a Third Party in order to manufacture, use, sell or import a Product, […***…] of the royalties actually paid to such Third Party shall be creditable, on a country-by-country basis, against the royalties on Net Sales due by Assignee to Assignor provided, however, that in no event shall the amounts owed by Assignee to Assignor with respect to Net Sales in a country be reduced by more than […***…]. Furthermore, the Minimum Annual Royalty payable under Section 3.3 will not be affected by anything in this Section.

3.8 Licenses Under Other Assignor Technology. The parties acknowledge that Assignee has in the past obtained a license from Ms Charpentier and may, in the future, wish to obtain from Assignor licenses or assignments of Assignor’s interest in […***…] (“Other Assignor Technology”). The parties also acknowledge that Assignor is not under any obligation to grant licenses or any other right, title or interest in or to Other Assignor Technology to Assignee but shall consider any request from Assignee to obtain a license or assignment on a case by case basis, in its absolute discretion. Assignee and Assignor hereby agree that in the event that Assignee or its Licensees develops or commercializes any Product that is also covered by the Other Assignor Technology licensed or assigned by Assignor or any of Ms Charpentier, Ms Fonfara or Vienna directly to Assignee under a separate license agreement (an “Other License Agreement”):

(a) in the case of a Human Therapeutic Product covered by Other Assignor Technology, only one set of milestone payments shall be due and payable to Assignor (and Ms Charpentier, Ms Fonfara and Vienna shall be due their individual share of only one such payment) with respect to such Human Therapeutic Product, which shall be the higher (in the aggregate) of (i) the milestone payments set forth Section 3.2 (if applicable) and (ii) the milestone payments set forth in the Other License Agreement;

(b) only one royalty payment shall be due and payable to Assignor (and Ms Charpentier, Ms Fonfara and Vienna shall be due their individual share of only one such payment) with respect to any sale of a Product covered by any Other Assignor Technology, which shall be calculated at the higher of (i) the royalty rate set forth in Section 3.4 and (ii) the royalty rate set forth in the Other License Agreement;

(c) if Assignee or an Affiliated Licensee grants any license under both the Patent Rights and the Other Assignor Technology, only one payment shall be due and

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

payable to Assignor (and Ms Charpentier, Ms Fonfara and Vienna shall be due their individual share of only one such payment) with respect to any item of licensing revenues received by Assignee or an Affiliated Licensee for such license, which shall be calculated at the higher of (i) the rate set forth in Section 3.5 and (ii) the rate set forth in the Other License Agreement.

Where any of (a) to (c) above applies and a payment has been made to any of Ms Charpentier, Ms Fonfara or Vienna under the Other License Agreement, the amount already paid will be deducted from that party’s share of the payments owed to Assignor under this Agreement. For the avoidance of doubt, nothing in this Section 3.8 shall increase the amount due to Assignor under Section 3.3.

4. PAYMENTS; REPORTS; AUDITS

4.1 Payment; Reports. Royalties under Section 3.4 and payments with respect to Licensing Revenues under Section 3.5 (collectively, “Revenue-Sharing Payments”), including in each case any such Revenue-Sharing Payments made by an Affiliated Licensee to Assignor pursuant to Section 3.6 (and taking into account any credit for third party royalties pursuant to Section 3.7), shall be calculated and reported for each calendar quarter and shall be paid within […***…] after the end of the calendar quarter. No later than the date any Revenue-Sharing Payments for a calendar quarter are due in accordance with the preceding sentence, Assignee and/or one or more Affiliated Licensees shall deliver to Assignor a report of (a) Net Sales of Products by Assignee and Licensees and (b) Licensing Revenues received by Assignee and Affiliated Licensees in sufficient detail to permit confirmation of the accuracy of the Revenue-Sharing Payments made, including (i) gross sales and Net Sales of Products on a Product-by-Product and country-by-country basis, (ii) the royalty payable, (iii) Licensing Revenues received on a Third Party Licensee-by-Third Party Licensee basis, and (iv) the exchange rates used to calculate Revenue-Sharing Payments. All reports delivered to Assignor pursuant to this Section 4.1 shall be deemed Confidential Information of Assignee. At the same time, the Assignee shall deliver to Assignor a report listing the identity of Affiliated Licensees and Third Party Licensees with whom a license agreement was signed or terminated in the preceding quarter.

4.2 Manner and Place of Payment; Exchange Rate. All payment amounts specified in this Agreement are stated, and all payments hereunder shall be payable, in Euros (€) and net of (i) any fees or charges associated with bank transfers; and (ii) any sales, value added, or equivalent taxes. With respect to each quarter, whenever conversion of payments from any foreign currency into Euros shall be required, such conversion shall be made using the applicable exchange rate for such currency used throughout Assignee’s or the applicable Affiliated Licensee*s accounting system for the applicable quarter. All payments owed under this Agreement shall be split equally among Ms Charpentier, Vienna, and Ms Fonfara, and made by wire transfer to the banks and accounts designated in writing by Assignor, unless otherwise specified in writing by Assignor.

4.3 Income Tax Withholding. Assignor will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required by law to be withheld by Assignee or an Affiliated Licensee from any payment made to Assignor under this Agreement, Assignee or such Affiliated Licensee shall notify Assignor in writing giving details

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of the proposed withholding and shall cooperate with the Assignor in order to reduce or eliminate any such proposed withholding to the extent reasonably possible. If despite such cooperation any taxes are required by law to be withheld by Assignee or an Affiliated Licensee from any payment made to Assignor under this Agreement, Assignee or such Affiliated Licensee shall (a) deduct such taxes from the payment made to Assignor, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Assignor and certify its receipt by the taxing authority within […***…] following such payment.

4.4 Audits. During the Term and for a period of […***…] thereafter, Assignee shall keep, and shall cause Licensees to keep, complete and accurate records pertaining to the sale or other disposition of Products by Assignee and Licensees, and shall keep, and shall cause its Affiliated Licensees to keep, complete and accurate records pertaining to the receipt of Licensing Revenues by Assignee and its Affiliated Licensees, each in sufficient detail to permit Assignor to confirm the accuracy of all Revenue-Sharing Payments. Assignor shall have the right to cause an independent, certified public accountant reasonably acceptable to Assignee to audit such records to confirm Net Sales, Licensing Revenues and Revenue-Sharing Payments for a period covering not more than the preceding […***…]. Assignee (or the Affiliated Licensee to be audited) may require such accountant to execute a reasonable confidentiality agreement prior to commencing the audit. Such audits may be conducted during normal business hours upon reasonable prior written notice to Assignee, but no more frequently than […***…]. If Assignor discovers an underpayment of more than […***…] in the course of an audit, Assignor will thereafter be entitled to conduct audits more frequently than once per year. Prompt adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the parties to reflect the results of such audit. […***…] shall bear the full cost of such audit unless such audit discloses an underpayment of […***…] or more of the amount of Revenue-Sharing Payments due under this Agreement, in which case Assignee shall bear the full cost of such audit. All records, documentation and other information made available by Assignee or an audited Affiliated Licensee to such independent auditor, or by Assignee, an audited Affiliated Licensee or such independent auditor to Assignor, pursuant to this Section 4.4 shall be deemed Confidential Information of Assignee.

4.5 Late Payments. In the event that any payment due under this Agreement is not made when due, such payment shall accrue interest, calculated on a daily basis, at the […***…] for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Assignor from exercising any other rights it may have as a consequence of the lateness of any payment.

5. PATENT MATTERS

5.1 Patent Prosecution and Maintenance. For the avoidance of doubt Assignee shall have the sole right to control and manage the preparation, filing, prosecution and maintenance of the Patent Rights at its sole cost and expense and by counsel of its own choice. Assignee shall keep Assignor reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Patent Rights and shall consult with, and consider in good faith its requests and suggestions with respect to strategies for filing and prosecuting the Patent Rights.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.2 Further Assurance. At Assignee’s expense, the Assignor shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement, including:

(a) registration of the Assignee as applicant for, or proprietor of, the Patent Rights; and

(b) assisting the Assignee in obtaining, defending and enforcing the Patent Rights, and assisting with any other proceedings which may be brought by or against the Assignee against or by any Third Party relating to the rights assigned by this Agreement.

5.3 Infringement by Third Parties. Assignee shall have the sole right to bring and control any action or proceeding with respect to infringement of any Patent Rights, at its own expense and by counsel of its own choice. Each party shall promptly notify the other party in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.

5.4 Registration. The parties shall enter into the confirmatory assignments attached to this Agreement at Schedule 1 for the purpose of recording the assignment of the Patent Rights at relevant patent offices throughout the world.

6. REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY

6.1 Mutual Representations and Warranties. Assignee represents and warrants to Assignor that: (a) Assignee is duly authorized to execute and deliver this Agreement and to perform Assignee’s obligations hereunder; and (b) this Agreement is legally binding upon Assignee, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which Assignee is a party or by which Assignee may be bound. Assignor represents and warrants that this Agreement is legally binding upon Assignor, enforceable in accordance with its terms and does not conflict with any agreement, instrument or understanding, oral or written, to which Assignor is a party or by which Assignor may be bound.

6.2 Assignor Warranties.

(a) Vienna represents and warrants that:

(i) Vienna is the sole legal and beneficial owner of its rights under the Patent Rights;

(ii) Vienna has not assigned or licensed any of its rights under the Patent Rights;

(iii) so far as it is aware, each of the Patent Rights is free from any security interest, option, mortgage, charge or lien with respect to the Assignor;

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iv) it is unaware of any infringement or likely infringement of, or any challenge or likely challenge to the validity of, any of the Patent Rights or of anything that might render any of the Patent Rights invalid or subject to a compulsory licence order or prevent any application in the Patent Rights proceeding to grant; and

(v) so far as it is aware, all previous assignments of the Patent Rights are valid and were registered within applicable time limits.

(b) Ms Charpentier represents and warrants that:

(i) She is the sole legal and beneficial owner of her rights under the Patent Rights;

(ii) She has not assigned or licensed any of her rights under the Patent Rights;

(iii) so far as she is aware, each of the Patent Rights is free from any security interest, option, mortgage, charge or lien with respect to the Assignor;

(iv) she is unaware of any infringement or likely infringement of, or any challenge or likely challenge to the validity of, any of the Patent Rights or of anything that might render any of the Patent Rights invalid or subject to a compulsory licence order or prevent any application in the Patent Rights proceeding to grant; and

(v) so far as she is aware, all previous assignments of the Patent Rights are valid and were registered within applicable time limits.

(c) Ms Fonfara represents and warrants that:

(i) She is the sole legal and beneficial owner of her rights under the Patent Rights;

(ii) She has not assigned or licensed any of her rights under the Patent Rights;

(iii) so far as she is aware, each of the Patent Rights is free from any security interest, option, mortgage, charge or lien with respect to the Assignor;

(iv) she is unaware of any infringement or likely infringement of, or any challenge or likely challenge to the validity of, any of the Patent Rights or of anything that might render any of the Patent Rights invalid or subject to a compulsory licence order or prevent any application in the Patent Rights proceeding to grant; and

(v) so far as she is aware, all previous assignments of the Patent Rights are valid and were registered within applicable time limits.

6.3 Disclaimer. Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND,

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, Assignor specifically disclaims any express or implied warranty:

(a) as to the validity, enforceability or scope of any Patent Right; or

(b) that the exploitation of the Patent Rights will be successful.

6.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER; provided, however, that this Section 6.4 shall not be construed to limit Assignee’s indemnification obligations under Article 9. No provision of this Agreement shall limit a party’s liability for death or personal injury caused by its negligence or for fraud.

7. Confidentiality

7.1 Confidential Information. “Confidential Information” shall mean all scientific, regulatory, marketing, financial, and commercial information or data, whether communicated in written, oral, graphic, electronic or visual form, that is provided by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement. Except as expressly set forth in this Agreement or as otherwise agreed in writing by the parties, the Receiving Party shall keep strictly confidential, in accordance with the terms and conditions of this Article 7, the Disclosing Party’s Confidential Information, shall use the Disclosing Party’s Confidential Information solely as expressly authorized by this Agreement, and shall not disclose the Confidential Information to any Third Party without the prior written consent of the Disclosing Party. The Receiving Party shall use at least the same degree of care to protect the Disclosing Party’s Confidential Information as the Receiving Party would use to protect the Receiving Party’s own Confidential Information, but no less than reasonable care. For the avoidance of doubt, any Confidential Information relating to the Patent Rights, and any inventions disclosed in the Patent Rights, shall be deemed to be Assignee’s Confidential Information.

7.2 Exceptions. Confidential Information of the Disclosing Party shall not include information that the Receiving Party can demonstrate by competent evidence: (a) was in the public domain at the time of disclosure by the Disclosing Party; (b) later became part of the public domain through no act or omission of the Receiving Party in breach of this Agreement; (c) is lawfully disclosed to the Receiving Party on a non-confidential basis by a Third Party having the right to disclose it; or (d) was already known by the Receiving Party at the time of receiving such information from the Disclosing Party, as evidenced by the Receiving Party’s pre-existing written records.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.3 Authorized Disclosure. The Receiving Party may disclose Confidential Information as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting or maintaining the Patent Rights in accordance with this Agreement;

(b) enforcing the Receiving Party’s rights under this Agreement;

(c) prosecuting or defending litigation;

(d) complying with applicable court orders or governmental regulations;

(e) disclosure to the Receiving Party’s financial, legal and other advisors on a need-to-know basis as necessary for such advisors to provide financial, legal or business advice to the Receiving Party regarding this Agreement or its subject matter, provided that such advisors are bound by non-use and non-disclosure obligations no less restrictive than those set forth in this Agreement, whether by written agreement or by applicable professional ethical obligations;

(f) in the case of Assignee, disclosure to Assignee’s Affiliates (including, without limitation, Affiliated Licensees), provided that Confidential Information so disclosed shall remain subject to this Article 7;

(g) in the case of Assignee and Affiliated Licensees, disclosure to Third Party Licensees and bona fide potential Third Party Licensees, on the condition that each such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than the terms of this Agreement;

(h) in the case of Assignee (and Licensees), preparing and submitting regulatory filings with respect to Products; and

(i) in the case of Assignee and Affiliated Licensees, disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 7.3(c) or Section 7.3(d), the Receiving Party shall, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect such party’s own confidential information, but in no event less than reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid unauthorized disclosure and unauthorized use of Confidential Information.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.4 Confidentiality of Agreement. Except as otherwise provided in this Article 7, each party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other party hereto, except that each party may make such disclosure to the extent permitted under Section 7.3 and, after the initial announcement of this Agreement pursuant to Section 7.6, each party may disclose the terms of this Agreement that have previously been made public as contemplated by Section 7.6.

7.5 Publications. Assignor shall be free to make publications and presentations regarding the subject matter of the Patent Rights, including oral presentations and abstracts, provided such publications and presentations do not contain or disclose Confidential Information of Assignee. In the case of any proposed oral presentation by Assignor regarding the Patent Rights and taking place before publication of any of the Patent Rights, Assignor shall inform Assignee of Assignor’s proposed oral presentation in advance thereof. Assignee shall have the right to review any written material proposed for publication by Assignor, such as by manuscript or abstract. Before any such written material is submitted for publication, Assignor shall deliver a reasonably complete draft to Assignee a reasonable period (at least […***…], but, in any event, no fewer than […***…]) prior to submitting the material to a publisher or initiating any other disclosure. If Assignee identifies any Confidential Information of Assignee contained in such written material, Assignor shall comply with Assignee’s request to delete references to Assignee’s Confidential Information in any such material.

For the avoidance of doubt, Assignee (and its Licensees) shall at all times be free to make publications and presentations, including oral presentations and abstracts, relating to the development and commercialization of Products and other commercial exploitation of the Patent Rights by or on behalf of Assignee and its Licensees.

7.6 Publicity. At Assignee’s option, Assignee may issue an initial press release announcing this Agreement in form and substance reasonably acceptable to Assignor. It is further acknowledged that a party may desire or be required to issue one or more subsequent press releases relating to this Agreement or activities hereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press release prior to the issuance thereof, provided that Assignor may not unreasonably withhold consent to such releases, but may withhold consent to the use of the inventors’ names or the contribution of the Assignor more generally in such releases. Notwithstanding the previous sentence, Assignee may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with applicable law or with the requirements of any stock exchange on which securities issued by Assignee or its Affiliated Licensees are traded. In the event of a required public announcement, to the extent practicable under the circumstances, the party making such announcement shall use commercially reasonable efforts to provide the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other party a reasonable opportunity to review and comment upon the proposed text.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8. TERM; TERMINATION

8.1 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with this Article 8, shall expire upon expiration of all Patent Rights.

8.2 Termination by Assignee At Will. Assignee shall have the right to terminate this Agreement at will at any time upon […***…] written notice to Assignor.

8.3 Termination for Breach. Assignor shall have the right to terminate this Agreement upon written notice to Assignee if Assignee is in material breach of this Agreement and, if capable of remedy, has not cured such breach within […***…] after notice from the terminating party requesting cure of the breach. Any such termination shall become effective at the end of such […***…] period unless Assignee has cured such breach prior to the end of such period. Any right to terminate under this Section 8.3 shall be stayed and the cure period tolled in the event that, during any cure period, Assignee shall have initiated dispute resolution in accordance with Article 10 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 10.

8.4 Consequences of Expiration or Termination.

(a) Termination. Upon any termination of this Agreement pursuant to Section 8.2 or Section 8.3, the Patent Rights shall automatically be reassigned to Assignor, and Assignee will assist Assignor in formally transferring the Patent Rights to the Assignor, at Assignee’s cost. Notwithstanding the foregoing, solely in the event of termination of this Agreement by Assignor pursuant to Section 8.3 (but not termination of this Agreement by Assignee pursuant to Section 8.2):

(i) any license granted by Assignee to any Affiliated Licensee that is then in effect (together with any and all further sublicenses granted by such Affiliated Licensee to any Third Party Licensee thereunder) shall remain in full force and effect, provided that: (A) such Affiliated Licensee is not then in material breach of its license agreement; (B) such Affiliated Licensee agrees to be bound to Assignor as such Affiliated Licensee’s direct licensor under the terms and conditions of this Agreement (and not such license agreement) as applicable to the Products which are the subject of the license agreement; (C) Assignee does not own, directly or indirectly, […***…] of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such Affiliated Licensee having the power to vote on or direct the affairs of such Affiliated Licensee; and (D) such Affiliated Licensee’s licence agreement is not exclusive in all fields in any particular territory; provided that such Affiliated Licensee shall agree in writing that: (a) in no event shall Assignor be liable to such Affiliated Licensee for any actual or alleged breach of such license agreement by Assignee; and (b) such Affiliated Licensee shall not sublicense any rights under the licence agreement to Assignee. In addition, to the extent that any such Affiliated Licensee was exercising Assignee’s rights in respect of the filing, prosecution or maintenance of the Patent Rights or any action or proceeding with respect to infringement of the Patent Rights, including but not limited to those rights detailed under Article 5 at the time of termination of this Agreement, such Affiliated Licensee may continue to exercise such rights after such termination subject to the terms and conditions of this Agreement; and

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) any license granted by Assignee directly to any Third Party Licensee that is then in effect (together with any and all further sublicenses granted by such Third Party Licensee to any further Third Party Licensee thereunder) shall remain in full force and effect, provided that such Third Party Licensee: (A) is not then in material breach of its license agreement; and (B) agrees to be bound to Assignor as such Third Party Licensee’s direct licensor under the terms and conditions of the license agreement; provided that (1) such Third Party Licensee shall agree in writing that in no event shall Assignor be liable to such Third Party Licensee for any actual or alleged breach of such license agreement by Assignee, (2) such license agreement shall be subordinate and comply in all respects to the applicable provisions of this Agreement, and (3) Assignor shall not have any obligations to such Third Party Licensee other than Assignor’s obligations to Assignee as set forth herein.

(b) Inventory. Upon any termination of this Agreement pursuant to Section 8.2 or Section 8.3, Assignee, and any Licensee whose license was in effect as of immediately prior to such termination but did not remain in effect after termination as contemplated by Section 8.4(a)(i) or Section 8.4(a)(ii), as applicable, shall be entitled to finish any work-in-progress and to sell any completed inventory of Products which remain on hand as of the date of the termination, for up to six (6) months after termination, subject to payment of royalties to Assignor in accordance with Section 3.4.

(c) Return of Confidential Information. Within […***…] following the expiration or termination of this Agreement, each party shall return to the other party, or destroy, upon the written request of the other party, any and all Confidential Information of the other party in such party’s possession; provided, however that each party may retain one copy of the other party’s Confidential Information in such party’s legal archives for the sole purpose of monitoring compliance with such party’s obligations, enforcing such party’s rights hereunder, and exercising such party’s surviving rights hereunder.

8.5 Surviving Obligations. Neither expiration nor termination of this Agreement shall relieve either party of any obligation accruing prior to such expiration or termination. In addition, Sections 4.3, 4.4, 4.5, 6.3, 6.4, 7.1, 7.2, 7.3, 7.4, 8.4, 8.5, 9, 10 and 11 shall survive any expiration or termination of this Agreement.

9. INDEMNIFICATION

9.1 Indemnification by Assignee. Assignee hereby agrees to save, defend, indemnify and hold harmless Assignor from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which it may become subject as a result of any claim, demand, action or other proceeding by any person to the extent such Losses arise out of: (a) the negligence or willful misconduct of Assignee, its Affiliates, Licensees and/or their respective officers, directors, employees, consultants and agents; (b) the breach by Assignee of any warranty, representation, covenant or agreement made by Assignee in this Agreement; or (c) the development, manufacture, use, handling, storage, sale or other disposition of any Product by or on behalf of Assignee or Licensees; in each case, except to the extent such Losses result from the gross negligence or willful misconduct of Assignor or the breach by Assignor of any warranty, representation, covenant or agreement made by Assignor in this Agreement.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.2 Control of Defense. In the event Assignor seeks indemnification under Section 9.1, Assignor shall inform Assignee of a claim as soon as reasonably practicable after Assignor receives notice of the claim (it being understood and agreed, however, that the failure by Assignor to give notice of a claim as provided in this Section 9.2 shall not relieve Assignee of Assignee’s indemnification obligation under this Agreement except and only to the extent that Assignee is actually damaged as a direct result of such failure to give notice), shall permit Assignee to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to Assignor, and shall cooperate as requested (at the expense of Assignee) in the defense of the claim. If Assignee does not assume control of such defense within […***…] after receiving notice of the claim from Assignor, Assignor shall control such defense and, without limiting Assignee’s indemnification obligations, Assignee shall reimburse Assignor for all costs, including reasonable attorney fees, incurred by Assignor in defending itself within […***…] after receipt of any invoice therefor from Assignor. The party not controlling such defense may participate therein at such party’s own expense. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. Assignor shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of Assignee, which shall not be unreasonably withheld, delayed or conditioned. Assignee shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of Assignor from all liability with respect thereto, that imposes any liability or obligation on Assignor, that acknowledges fault by Assignor without the prior written consent of Assignor.

9.3 Insurance. During the term of this Agreement, Assignee shall maintain, and shall require Licensees to maintain, insurance of such types and in such amounts as are commercially reasonable in light of their respective activities hereunder.

9.4 English Law. No provision of this Agreement shall operate to:-

(a) exclude any provision implied into this Agreement by English law and which may not be excluded by English law; or

(b) limit or exclude any liability, right or remedy to a greater extent than is permissible under English law including in relation to (1) death or personal injury caused by the negligence of a party to this Agreement or (2) fraudulent misrepresentation or deceit.

10. DISPUTE RESOLUTION

10.1 Dispute Resolution. It is the desire of the parties that any dispute arising under or relating to the parties’ rights and obligations under this Agreement be resolved amicably by good faith discussions between the parties. If a party delivers written notice to the other party of any such dispute, the parties shall promptly convene a meeting (either in person or by telephone conference or videoconference) to attempt in good faith to resolve such dispute.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.2 Arbitration.

(a) LCIA Rules. Except as expressly set forth in Section 10.3, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, that is not resolved by the parties within […***…] after a party’s delivery to the other party of notice of such dispute shall, upon the written request of either party, be referred to and finally resolved by arbitration under the arbitration rules of the London Court of International Arbitration (the “Rules”), which Rules are deemed to be incorporated by reference into this Section, except to the extent any such Rule conflicts with the express provisions of this Article 10. The arbitration shall be determined by a single, independent, impartial arbitrator. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The governing law of the contract shall be the substantive law of England, excluding its conflicts of laws principles.

(b) Expedited Binary Arbitration. Within […***…] following appointment of the arbitrator in accordance with the Rules, each party shall submit to the arbitrator so appointed a written proposal setting forth a complete resolution of the applicable dispute that such party believes is reasonable under the circumstances, including, without limitation, any economic remedy such party believes is justified. Within […***…] following submission of the parties’ written proposals to the arbitrator, the arbitrator shall select the proposal that such arbitrator determines to be the more reasonable of the two. The decision of the arbitrator shall be final, binding and non-appealable, except in the case of manifest error and judgment may be entered upon it in any court of competent jurisdiction, and subject to the aforesaid, the parties hereby exclude any rights of application or appeal to any court to the extent that they may validly so agree and in particular in connection with any question of law.

(c) Arbitration Costs. The arbitrator shall determine the proportions in which the parties shall pay the costs of the arbitration procedure. The arbitrator shall have the authority to order that all or a part of the legal or other costs of a party incurred in relation to the arbitration shall be paid by the other party.

10.3 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patent rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 10.2.

11. Miscellaneous

11.1 Notices. All notices required or permitted to be given under this Agreement must be in writing and delivered by any method of mail (postage prepaid) requiring return receipt, by overnight courier, or by email, to the party to be notified at such party’s address(es) given below, or at any address such party has previously designated by prior written

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Assignee, notices must be addressed to:

CRISPR Therapeutics AG

Aeschenvorstadt 36

CH-4051 Basel

Switzerland

Attention: Shaun Foy

Email: […***…]

With a copy to:

Vischer AG

Aeschenvorstadt 4

Postfach 526

4010 Basel

Switzerland

Attention: Mathias Staehlin

Email: […***…]

If to Assignor, notices must be addressed to:

The University of Vienna

Universitätsring 1

1010 Vienna

Austria

Attention: Ingrid Kelly, Technology Transfer Manager

Email: […***…]

With a copy to:

Emmanuelle Charpentier

Böcklerstrasse 18

38102 Braunschweig

Germany

Email: […***…]

and:

Ines Fonfara

Helmstedter Strasse 144

38102 Braunschweig

Germany

Email: […***…]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2 Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and merge all prior discussions, representations, and negotiations with respect to the subject matter of this Agreement. No amendment or modification hereof shall be valid or binding upon the parties hereto unless made in writing and signed by all parties hereto. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

11.3 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right or remedy arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision, right or remedy shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time, and shall be signed by such party.

11.4 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that Assignee may assign this Agreement and its rights and obligations hereunder without Assignor’s consent: (a) in connection with the transfer or sale of all or substantially all of Assignee’s business to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; or (b) to an Affiliate. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

11.5 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

11.6 Choice of Law. This Agreement and any disputes arising out of or in connection with it or its subject matter or formation, including non-contractual disputes shall be governed by, and construed and enforced in accordance with, the laws of England, excluding its conflicts of laws principles.

11.7 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic copy, facsimile or electronic signature), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.8 Contracts (Rights of Third Parties) Act. A person who is not a party to this Agreement has no rights (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any provision of this Agreement.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties have executed this Patent Assignment Agreement as of the Effective Date.

UNIVERSITY OF VIENNA

By:	/s/ Susanne Weigelin-Schwiedrzik	By:
Name:	Susanne Weigelin-Schwiedrzik	Name:
Title:	Vice Rector for Research and Career Development	Title:

EMMANUELLE MARIE CHARPENTIER

By:	/s/ Emmanuelle Marie Charpentier

INES FONFARA

By:	/s/ Ines Fonfara

CRISPR THERAPEUTICS AG

By:	/s/ Shaun Foy	By:	/s/ Rodger Novak
Name:	Shaun Foy	Name:	Rodger Novak
Title:	CFO	Title:	CEO

[Signature Page to Patent Assignment Agreement]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.